 Explanation of Response

(1)  Acquired by JHAB Fund II, LLC.  This line item is being repeated solely to gain access to the electronic filing system.

(2)  Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly owns 6,340,295 shares of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 6,340,295 shares.  Kent C. McCarthy is also the manager of Jayhawk Capital Management, LLC, which is the general partner of JCF CO LF, L.P.  JCF CO LF, L.P. directly owns 1,928,211 shares of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC indirectly beneficially own 1,928,211 shares.  Kent C. McCarthy is also the manager of JHAB Management II, LLC, which is the manager of JHAB Fund II, LLC.  JHAB Fund II, LLC directly owns 1,308,901 shares of the issuer reported on this form.  As a result, Mr. McCarthy and JHAB Management II, LLC indirectly beneficially own 1,308,901 shares.  As a result of being the manager of Jayhawk Capital Management, LLC, Jayhawk Private Equity, LLC, and JHAB Management II, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 9,577,407 shares.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.